QEP RESOURCES ANNOUNCES AMENDMENT TO CREDIT AGREEMENT
INCREASES LIQUIDITY BY MORE THAN $500 MILLION

DENVER - June 4, 2020 - QEP Resources, Inc. (NYSE:QEP) (QEP or the Company) announced today that it has entered into an amendment to its existing credit agreement with Wells Fargo Bank, National Association, and other lenders (the Credit Agreement).

"The amended credit facility increases our liquidity by more than $500 million and is expected to provide us with the necessary financial flexibility to execute our ongoing business plan. We believe that the amendment strengthens our financial position as we navigate through this challenging environment. We appreciate our banks working closely with us in connection with this amendment and their continued support to our organization, especially given the current market environment," commented Tim Cutt, President & CEO of QEP.

The amendment announced today provides for, among other things:

•	a change to the leverage ratio covenant to permit a maximum ratio of net priority guaranteed debt to consolidated EBITDAX of 2.50 to 1.00 as of the last day of each fiscal quarter of the Company;

•	a change of the present value debt ratio covenant to require a minimum present value to net priority guaranteed debt ratio of at least 1.50 to 1.00 at all times;

•	the ability to repurchase outstanding senior notes with up to $500 million of loan proceeds and certain other amounts;

•	the ability to issue subsidiary guarantees of up to $500 million of unsecured debt, with such guarantees being subordinated to the obligations under the Credit Agreement;

•	a reduction in aggregate commitments from $1.25 billion to $850 million;

•	the requirement that the Company’s material subsidiaries guarantee the obligations under the Credit Agreement and certain swap obligations and bank product obligations;

•	the revision of the applicable rate for all borrowings under the Credit Agreement to be based on the utilization under the Credit Agreement rather than the Company’s leverage ratio; and

•	amendments of certain of the negative covenants and other provisions of the Credit Agreement, as more specifically set forth in the amendment.

Except as amended by the amendment, the remaining terms of the existing Credit Agreement remain in full force and effect. Additional detail is available in our Current Report on Form 8-K filed with the Securities and Exchange Commission.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). For more information, visit QEP's website at: www.qepres.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding our financial flexibility to execute our ongoing business plan. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in oil, gas and NGL prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in QEP’s credit rating, QEP’s compliance with loan covenants, the increasing credit pressure on QEP’s industry or demands for cash collateral by counterparties to derivative and other contracts; market conditions; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries and other oil producing countries such as Russia; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural oil, gas and NGL; impact of new laws and regulations, including the use of hydraulic fracture stimulation; impact of U.S. dollar exchange rates on oil, gas and NGL prices; elimination of federal income tax deductions for oil and gas exploration and development; guidance for implementation of the Tax Cuts and Jobs Act; actual proceeds from asset sales; actions of activist shareholders; tariffs on products QEP uses in its operations or on the products QEP sells; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints, including gas and crude oil pipeline takeaway capacity in the Permian Basin; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; credit worthiness of counterparties to agreements; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors/Media:
William I. Kent, IRC
Director, Investor Relations
303-405-6665